SERIES A PREFERRED STOCK SUBSCRIPTION AGREEMENT

This Series A Preferred Stock Subscription Agreement (this “Agreement”) is made as of November 23, 2015, between OMX Holdings, Inc., a Georgia corporation (the “Company”) and Edgar Woolard (the “Purchaser”).

WHEREAS, as of October 16, 2015, the Purchaser agreed to acquire shares of Series A Preferred Stock, par value $.001 per share (the “Series A Stock”), to be created by the Company representing ten percent (10%) of the Company’s outstanding capital stock, in consideration for payment of $500,000 to the Company (the “October Shares”); and

WHEREAS, as of November 23, 2015, the Purchaser agreed to acquire Series A Preferred Stock representing an additional ten percent (10%) of the Company’s outstanding capital stock in consideration for payment of $500,000 to the Company, together with the October Shares representing twenty percent (20%) of the issued and outstanding capital stock of the Company (the “Shares”).

The Company and the Purchaser hereby agree as follows:

SECTION 1

Purchase and Sale of the Shares

The Purchaser and the Company agree, subject to the terms and conditions hereof and in reliance upon the representations, warranties and agreements contained herein, that the Purchaser will acquire the Shares at a price of $500.00 per share, an aggregate purchase price of $1,000,000 (the “Purchase Price”). The provisions of the Series A Stock are summarized in Exhibit A hereto and are fully set forth in the Amended and Restated Articles of Incorporation (the “Amended and Restated Articles”) to be filed on or before the Closing (as hereinafter defined).

SECTION 2

Closing, Payment and Delivery

2.1 Closing Date and Place of Closing. The closing (the “Closing”) of the purchase of the Shares shall take place on the date hereof or at such time and location as is mutually agreed by the Purchaser and the Company (the “Closing Date”).

2.2 Payment and Delivery of the Shares. The Purchaser has paid the Purchase Price to the Company. At the Closing, the Company will deliver to the Purchaser a certificate representing the Shares.

2.3 Covenant of Best Efforts and Good Faith. The Company and the Purchaser agree to use their respective best efforts and to act in good faith to cause to occur all conditions to a closing which are in their respective control.

SECTION 3

Representations, Warranties and Covenants of the Company

The Company hereby represents and warrants to the Purchaser that:

3.1 Organization and Authority. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia. The Company has all requisite corporate power and authority to own or lease and operate its properties, if any, and to carry on its business as now conducted and as proposed to be conducted.

3.2 Corporate Power; Binding Effect. The Company has all requisite power and full legal right to execute and deliver this Agreement, and to perform all of its obligations hereunder in accordance with the terms hereof. This Agreement and the transactions contemplated hereby have been duly approved and authorized by all requisite corporate action on the part of the Company, and this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid, and binding obligation of the Company, enforceable against it in accordance with its respective terms. The execution, delivery, and performance by the Company of this Agreement in accordance with its terms, and the consummation by the Company of the transactions contemplated hereby, will not result (with or without the giving of notice or the lapse of time or both) in any conflict, violation, breach, or default, or the creation of any lien, or the termination, acceleration, vesting, or modification of any right or obligation, under or in respect of (x) the charter documents or by-laws of the Company, (y) any judgment, decree, order, statute, rule, or regulation binding on or applicable to the Company or (z) any agreement or instrument to which the Company is a party or by which it or any of its assets is or are bound.

3.4 Foreign Qualification. The Company is not qualified to do business in any jurisdiction other than Georgia.

3.5. Subsidiaries. The Company does not have any subsidiaries other than OmniMetrix LLC.

3.6. Capitalization.

(a) Immediately after the Closing contemplated hereunder, giving effect to the sale and purchase of the Shares provided for in this Agreement, the authorized and the outstanding capital stock of the Company will be as set forth in Exhibit B hereto, and all such outstanding shares of capital stock will be owned (of record and beneficially) by the persons and in the amounts there indicated. All of the Shares, when acquired in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid, and nonassessable, and free and clear of liens.

(b) The Company does not have, is not bound by, and has no obligation to grant or enter into, any (i) outstanding subscriptions, options, warrants, calls, commitments, pre-emptive rights or agreements of any character calling for it to issue, deliver, or sell, or cause to be issued, delivered, or sold, any shares of its capital stock or any other equity security, or any securities described in the following clause, or (ii) securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise acquire any shares of its capital stock or any other equity security.

(c) The Company (i) has no outstanding obligations, contractual or otherwise, to repurchase, redeem, or otherwise acquire any shares of capital stock, or other equity securities of the Company, (ii) is not a party to or bound by, and has no knowledge of, any agreement or instrument relating to the voting of any of its securities, and (iii) is not a party to or bound by any agreement or instrument under which any person has the right to require it to effect, or to include any securities held by such person in, any registration under the Securities Act of 1933, as amended (the “Securities Act”).

(d) The Company has reserved and will continue to reserve, solely for the purpose of issuance upon conversion of shares of Series A Preferred Stock, a number of shares of Common Stock sufficient to cover the conversion of all such shares of Series A Preferred Stock. The shares Common Stock reserved for issuance upon conversion of the Series A Preferred Stock will be duly authorized, validly issued, fully paid and non-assessable and free and clear of any lien.

3.7. Valid Issuance of Purchased Securities. The Shares being issued and sold by the Company hereunder shall upon issuance pursuant to the terms hereof be duly authorized and validly issued, fully paid and non-assessable and free and clear of any lien. The issuance of the Shares will not be subject to any pre-emptive rights or similar rights with respect to the Shares.

3.8 Use of Proceeds. The Company shall use the proceeds from the sale of the Shares to the Purchaser for working capital needs of the Company’s Omnimetrix LLC subsidiary (“Omnimetrix”) and for the repayment of indebtedness Omnimetrix owed to the Company’s parent, Acorn Energy, Inc. (“Acorn”).

3.9 Board Seat. The holders of the Series A Preferred Stock shall be entitled to designate one member of the Board of Directors of the Company and one manager to serve on the Board of Managers of Omnimetrix.

SECTION 4

Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Company that:

4.1 Sufficient Resources. Purchaser has sufficient available financial resources to provide adequately for Purchaser’s current needs and can bear the economic risk of a complete loss of Purchaser’s investment hereunder without materially affecting Purchaser’s financial condition.

4.2 Access to Information. Purchaser is familiar with the Company from his service as director of the Company’s parent. Purchaser has been provided with all materials relating to the Company and its proposed activities which Purchaser has requested and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any representations or information relating to the Company, its proposed activities and the purchase of the Shares.

4.3 Answers to Inquiries. The Company has answered all inquiries made by Purchaser concerning the Company and its proposed activities, or any other matters relating to the offering and sale of the Shares and the proposed operations of the Company.

4.4 Reliance on Information. The Purchaser has not been furnished any offering literature other than any materials and/or information made available to the Purchaser by the Company as described in subparagraph 4.2 above, and the Purchaser has relied only on such materials and/or information. Furthermore, other than as set forth in this Agreement, no representations or warranties have been made to the Purchaser by the Company, or by its officers or employees with respect to the intended business of the Company, the financial condition, prospects, profitability, operations and/or potential of the Company, and/or the economic or any other aspects of the consequences of an investment in the Shares, and the Purchaser has not relied upon any information concerning the offering, written or oral, other than information contained in this Agreement or provided by the Company to the Purchaser.

4.5 Investment Intent. The Purchaser is acquiring the Shares for which the Purchaser hereby subscribes for the Purchaser’s own account, as principal, for investment and not with a view to the resale or distribution of all or any part of such Shares. The Purchaser has no contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participation to such person or to any third person, with respect to any of the Shares.

4.6 Accredited Investor. The Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D of the rules and regulations promulgated under the Securities Act, specifically that the Purchaser has (i) individual net worth, or joint net worth with the Purchaser’s spouse that exceeds $1,000,000 or (ii) individual income in excess of $200,000 in each of the two most recent years or joint income with the Purchaser’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

SECTION 5

Acknowledgments of Purchaser

The Purchaser understands and acknowledges that:

5.1 The offering of the Shares to the Purchaser has not been registered under the Securities Act, or any state securities laws or regulations, and the Shares will be restricted securities which must be held for an indefinite period of time unless they are subsequently so registered or an exemption from such registration is available.

5.2 The Shares are being offered and sold without registration under the Securities Act in reliance upon applicable exemptions under the Securities Act and similar exemptions under state securities laws for private offerings. The availability of the aforesaid exemptions depends in part upon the accuracy of certain of the representations, declarations and warranties which are made by the Purchaser herein and in any other information furnished by the Purchaser to the Company, and the same may be relied upon in determining the suitability of the Purchaser to invest in the Company.

5.3 There is no established market for the Shares or the shares of Common Stock issuable upon the conversion thereof and a significant probability exists that no public market for the Shares or shares of Common Stock will develop.

SECTION 6

Legend on Stock Certificate

The certificate representing the Shares shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under any applicable state securities laws):

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Upon request of a holder of Shares, the Company shall remove the foregoing legend or issue to such holder a new certificate therefor free of any such legend, if the Company shall have received either an opinion of counsel or a “no-action” letter of the Securities and Exchange Commission, in either case reasonably satisfactory in substance to the Company and its counsel, to the effect that such legend is not longer required.

SECTION 7

Redemption

Commencing on the first anniversary of the Closing, the Company may, at any time that the value of the Company exceeds $6 million as determined by the Board of Directors of the Company, redeem all, but not less than all, of the Shares on ten (10) days written notice to the Purchaser, by payment to the Purchaser of the entire Purchase Price plus all accrued and unpaid dividends on the Shares. Purchaser may, during the ten (10) day period following notice of redemption, elect to remain as an investor in the Company by converting the Shares to Common Stock.

SECTION 8

Drag Along/Tag Along Rights

At any time that Acorn holds at least fifty percent (50%) of the outstanding capital stock of the Company, there shall be a sale of the Company (by way of a merger, recapitalization, sale of stock or all or substantially all of its assets or otherwise) in which Acorn intends to sell all of its capital stock of the Company (“Significant Transaction”), the Purchaser hereby agrees that if requested by the Acorn, the Purchaser shall be required to transfer all of the Shares pursuant to such sale and take any and all other steps required to consummate such sale. In the event that Acorn or the Company proposes to enter into a Significant Transaction, Acorn and the Company each agree to provide at least ten (10) days’ notice to the Purchaser of such proposed Significant Transaction and each further agrees that Purchaser shall be permitted to sell all of the Shares on the same terms as Acorn in such Significant Transaction if the Purchaser so chooses.

SECTION 9

Miscellaneous

9.1 Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the internal laws of the State of Delaware (without reference to principles of conflicts or choice of law).

9.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties.

9.3 Entire Agreement; Amendment. This Agreement (including any exhibits hereto) and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated except by a written instrument signed by the Company and the Purchaser.

9.4 Notices. All notices and other communications required or permitted hereunder shall be mailed by first-class mail, postage prepaid, or sent by recognized overnight courier, or delivered either by hand or by messenger, addressed (a) if to the Purchaser, at the address set forth below or at such other address as the Purchaser shall have furnished to the Company in writing, or (b) if to any other holder of any Shares, at the address of such holder as shown on the records of the Company, or (c) if to the Company, at its address set forth below or at such other address as the Company shall have furnished to the Purchaser and each such other holder in writing. All such notices or communications shall be deemed given when actually delivered by hand, overnight courier, messenger, facsimile or, if mailed, three days after deposit in the U.S. mail.

9.5 Delays or Omission. No delay or omission to exercise any right, power or remedy accruing to any party to this Agreement, upon any breach or default of another party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

9.6 Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9.7 Titles and Subtitles. The titles of the Sections and Subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

9.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers or partners, as the case may be, as of the day and year first above written.

OMX HOLDINGS, INC.

By:
Name:	John A. Moore
Title:

Edgar Woolard

Address:

With respect to Section 8 only:

ACORN ENERGY, INC.

By:
Name:	John A. Moore
Title:	President and Chief Executive Officer

EXHIBIT A

SERIES A PREFERRED STOCK TERMS

Dividend	Dividend of 10% per annum will accrue on the Series A Preferred Stock from the date of investment. The dividend will be payable on the first anniversary of closing of the initial funding of the investment and quarterly thereafter for so long as the Series A Preferred Stock shall be outstanding and shall not have been converted to Common Stock. The dividend and will be payable in cash or the form of additional shares of Series A Preferred Stock at the election of the Purchaser.

Redemption	Commencing 12 months after funding, the Company may, at any time that the value of Omnimetrix exceeds $6 million, redeem the Series A Preferred Stock on 10 days written notice, by payment of the entire amount invested plus all accrued dividends. The Purchaser may, during the 10 day period, elect to remain as an investor by converting the Series A Preferred Stock to Common Stock

Conversion; Antidilution Protection	Series A Preferred Stock will convert at the option of the Purchaser on a one-for-one basis into Common Stock, subject to appropriate adjustments for corporate reorganizations, mergers, stock splits, etc. The Series A Preferred Stock shall have full ratchet anti-dilution protection, except for certain excluded issuances, and will not be diluted by any issuances below a pre-money equity valuation of $5.5 million for Omnimetrix.

Ranking	Equivalent to the Common Stock, except for the dividend and the anti-dilution protection

EXHIBIT B

CAPITALIZATION

Authorized Capital

Common Stock	30,000
Series A Preferred Stock	5,000
Preferred Stock (undesignated)	5,000
40,000

Issued Capital

Stockholder	Shares of Series A Preferred Stock	Shares of Common Stock

Acorn Energy, Inc.	0	8,000
Purchaser	2,000	0
	2,000	8,000

Share numbers set forth in this Exhibit B reflect an 80:1 common stock split effected as a dividend on October 15, 2015.